UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2012

DUNE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32497	95-4737507
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Shell Plaza 777 Walker Street, Suite 2300 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 229-6300

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 17, 2012 Steven Barrenchea, Alan Bell, Richard M. Cohen, William E.Greenwood and Steven M. Sisselman submitted their resignations from the Board of Directors of Dune Energy, Inc. (the “Company”), to be immediately effective, and informed the Company that they do not wish to be considered for nomination to the Board of Directors of the Company at the next annual meeting of stockholders of the Company. In connection with his resignation from the board of directors, Mr. Bell also resigned as Chairman of the Board. The resigning directors are not resigning because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On January 18, 2012, the following individuals were appointed to the Board of Directors of the Company and appointed to the committees of the Board of Directors as set forth below effective immediately following the resignations described above:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Health, Safety and Environmental
Michael R. Keener	C			X
Stephen P. Kovacs	X	X		X
Dr. Alexander A. Kulpecz, Jr.		X	X	C
Emanuel R. Pearlman			C
Robert A. Schmitz*	X
Eric R. Stearns		C

*     Mr. Schmitz was appointed Chairman of the Board of Directors.

C = Appointed as chairman of the applicable committee.

X = Appointed as a member of the applicable committee.

Messrs. Keener, Kovacs, Kulpecz, Pearlman, Schmitz and Stearns were elected to the board pursuant to the Restructuring Support and Lockup Letter Agreement, dated October 6, 2011, between the Company and certain institutional investors, as amended, which provided for the election of six new members of the board of directors to be selected by an ad hoc committee of institutional investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNE ENERGY, INC.

Date: January 23, 2012	By:	/s/ James A. Watt
	Name:	James A. Watt
	Title:	Chief Executive Officer